Exhibit 99.1
Mainland Resources, Inc. 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380 info@mainlandresources.com
NEWS RELEASE _______________________________________________________________________

MAINLAND RESOURCES, INC. APPOINTS JOSEPH P. KENNEDY Jr. TO

ITS ADVISORY COMMITTEE

HOUSTON, TX - April 13, 2010 - Mainland Resources, Inc. (the "Company") (OTCBB: MNLU, Frankfurt 5MN) has appointed Joseph P. Kennedy II to its Advisory Committee.

Joseph P. Kennedy Jr. currently heads and is Founder of Citizens Energy Corporation, a Boston-based non-profit organization that pursues commercial ventures aimed at generating revenues that, in turn, are used to generate funds that assist those in need in the U.S. and abroad.

Mr. Kennedy Jr. is a former Member of The U.S. House Of Representatives, where he held the seat for Massachusetts's 8th district from 1986 through 1999.

During his career in the U.S. House, Mr. Kennedy Jr. served on the House Banking Committee, where he played an active role in the federal saving-and-loan bailout, credit-reporting reform, the overhaul of The Glass-Steagall Act of 1933 and financial modernization. He also served on the House Veterans' Affairs Committee, passing legislation to strengthen the veterans' health-care system, to investigate the causes of Gulf War syndrome, and to provide medical treatment for veterans of the first Persian Gulf War.

In 1999 Mr. Kennedy Jr. left the house and returned to Citizens Energy. Since its inception, Citizens Energy has grown to encompass seven separate companies, including one of the largest energy-conservation businesses in the U.S. It is one of the first energy firms to move large volumes of natural gas across 30 states and was a pioneer in moving and marketing electrical power over the U.S. power grid.

Since returning to Citizens Energy, Mr. Kennedy Jr. has continuously fought to influence energy-related public policy with efforts including challenging the government to invest in energy conservation and efficiency and renewable energy, encouraging Congress to fully fund federal heating assistance programs, proposing that oil-consuming countries work together to balance oil prices against Organization of Petroleum Exporting Countries (OPEC) manipulation, and calling for the federal government and major oil companies to use portions of royalties from oil and gas extracted from federal lands and waters to help low-income families with the high price of energy.

Mr. Kennedy Jr. states, "It's important for an emerging energy company to have strong guidance, especially in a period of hyper-growth. I appreciate the opportunity to help guide Mainland Resources' forward development efforts."

About Mainland Resources, Inc.

Mainland Resources is a junior company engaged in the exploration and development of oil and gas resources. The Company's current initiatives are focused on the acquisition and development of leases in emerging gas regions with the potential for discoveries including the Haynesville shale.

Symbol:    MNLU - OTCBB, Symbol: 5MN; Frankfurt, WKN No.: A0ND6N
Contact:   Investor Relations (USA)
                 Toll-Free North America +1-877-662-3668

                 Investor Relations (Europe)
                 Tel. +49-69-7593-8408

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